EXHIBIT 10.5

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made April 1, 2011, by and between OncoCyte Corporation, a California corporation (the "Company"), BioTime, Inc., a California corporation (“BioTime”), and Karen Chapman, Ph.D. ("Employee").

W I T N E S S E T H:

WHEREAS, the Company desires to employ Employee, and Employee is willing to accept such employment, all on the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, the parties hereto agree as follows:

1.	Engagement

(a)            Position and Duties. The Company agrees to employ Employee in the position of Director of Bioinformatics.  Employee shall perform the duties and functions as are normally carried out by a Director of a developer of pharmaceutical or medical products of a size comparable to the Company, and as the Board of Directors of the Company (the "Board of Directors") shall from time to time reasonably determine.  Without limiting the generality of the immediately preceding sentence, Employee's duties shall include, but shall not be limited to: (i) leading the Company’s bioinformatics-based lead discovery project, including development of follow-up experimental protocols and direction of appropriate staff in execution of these studies; (ii) assisting in writing and securing research grants; (iii) accomplishing the tasks outlined in awarded grants, as applicable; (iv) assisting with setting up policies, procedures, and controls to comply with good laboratory practices; and (v) other administrative duties as assigned by the Chief Executive Officer, which could be altered or changed from time to time.  Employee shall devote her best efforts, skills, and abilities, on a full-time basis, exclusively to the Company's business pursuant to, and in accordance with, reasonable business policies and procedures, as fixed from time to time by the Board of Directors of the Company.  Employee covenants and agrees that she will faithfully adhere to and fulfill such policies as are established from time to time by the Company’s Management and by the Board of Directors.

(b)            Performance of Services for Related Companies.  In addition to the performance of services for the Company, Employee shall, to the extent so required by the Company, also perform services for one or more members of a consolidated group of which BioTime is a part ("Related Company"), provided that such services are consistent with the kind of services Employee performs or may be required to perform for the Company under this Agreement.  If Employee performs any services for any Related Company, Employee shall not be entitled to receive any compensation or remuneration in addition to or in lieu of the compensation and remuneration provided under this Agreement on account of such services for the Related Company.  Employee covenants and agrees that she will faithfully adhere to and fulfill such policies as are established from time to time by the Board of Directors of any Related Company for which she performs services, to the extent that such policies and procedures differ from or are in addition to the policies and procedures adopted by the Board of Directors of the Company.

(c)            No Conflicting Obligations.  Employee represents and warrants to the Company that she is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with her obligations under this Agreement or that would prohibit him, contractually or otherwise, from performing her duties as the Director of Bioinformatics of the Company as provided in this Agreement.

(d)            No Unauthorized Use of Third Party Intellectual Property.  Employee represents and warrants that she will not use or disclose, in connection with her employment by the Company or any Related Company, any patents, trade secrets, confidential information, or other proprietary information or intellectual property as to which any other person has any right, title or interest, except to the extent that the Company or a Related Company holds a valid license or other written permission for such use from the owner(s) thereof.  Employee represents and warrants to the Company that she has returned all property and confidential information belonging to any prior employer.

2.	Compensation

(a)            Salary.  During the term of this Agreement, the Company shall pay to the Employee an annual salary of one-hundred thirty-five thousand dollars ($135,000) the ("Annual Salary").  Employee's salary shall be paid in equal semi-monthly installments, consistent with the Company's regular salary payment practices.  Employee's salary may be increased from time-to-time by the Company without affecting this Agreement.

(b)            Bonus.  Employee shall be eligible for an annual bonus, as may be approved by the Board of Directors in its discretion, based on Employee's performance and achievement of goals or milestones set by the Board of Directors.  Employee agrees that the Board of Directors of the Company may follow the recommendations of the Compensation Committee of the board of directors of the Company’s parent company in determining whether to a award bonus or to establish performance goals or milestones.

(c)            Expense Reimbursements. The Company or a Related Company shall reimburse Employee for reasonable commute, travel, and other business expenses incurred by Employee in the performance of her duties hereunder, subject to the Company's (or a Related Company's) policies and procedures in effect from time to time, and provided that Employee submits supporting vouchers

(d)            Benefit Plans.  Employee shall be eligible (to the extent she qualifies) to participate in any retirement, pension, life, health, accident and disability insurance, stock option plan or other similar employee benefit plans which may be adopted by the Company (or Related Company) for its executive officers or other employees.  The Company shall pay for all premiums for any such insurance policies covering Employee and Employee's spouse and children, if any, to the extent such insurance coverage is available under Company employee benefit plans.

(e)            Stock Options.  The Company will grant Employee options to purchase 10,000 BioTime common shares, no par value, under BioTime’s Stock Option Plan (the "Option").

(i)            The exercise price of the Option will be the last closing price of the Company’s (or Related Company’s) common shares immediately prior to approval of this grant by the Compensation Committee of the Company’s Board of Directors.  The Option will vest (and thereby become exercisable) as follows:  1/48th of the number of shares of each option grant will vest at the end of each full month of employment.  Vesting will depend on Employee's continued employment with the Company through the applicable vesting date. The unvested portion of the Option shall not be exercisable.   The Option will not be transferable by Employee during Employee’s lifetime, except as provided in the Stock Option Agreement.

(ii)          The vested portion of the Option shall expire on the earliest of (A) seven (7) years from the date of grants, (B) three months after Employee ceases to be an employee of the Company for any reason other than Employee's death or Disability (as defined below), or (C) one year after Employee ceases to be an employee of the Company due to her death or Disability; provided that if Employee dies during the three month period described in clause (B) of this paragraph, the expiration date of the vested portion of the Option shall be one year after the date of her death.

(iii)        The Option will be subject to the terms and conditions of the BioTime’s 2002 Stock Option Plan (the "Plan") and a Stock Option Agreement consistent with the Plan.

(iv)          The Company will also grant Employee an option to purchase 400,000 of the Company's common shares, no par value, (the "OncoCyte Option").

(v)            The exercise price of these Options is 75 cents, the fair market value of the Company's common shares on the effective date of the grant, as determined by the Board of Directors.  The effective date of the grant will be the date on which this Agreement is effective.  The Option will vest (and thereby become exercisable) as follows:  1/48th of the number of shares will vest at the end of each full month of employment.  Vesting will depend on Employee's continued employment with the Company through the applicable vesting date. The unvested portion of the Option shall not be exercisable.  The Option will not be transferable by Employee during her lifetime, except as provided in the Stock Option Agreement.

(vi)          The vested portion of the Option shall expire on the earliest of (A) seven (7) years from the date of grant, (B) three months after Employee ceases to be an employee of the Company for any reason other than Employee's death or Disability (as defined below), or (C) one year after Employee ceases to be an employee of the Company due to her death or Disability; provided that if Employee dies during the three month period described in clause (B) of this paragraph, the expiration date of the vested portion of the Option shall be one year after the date of her death.

(vii)       The Option will be subject to the terms and conditions of the Company’s Stock Option Plan (the "Plan") and a Stock Option Agreement consistent with the Plan.

(f)            Vacation; Sick Leave.  Employee shall be entitled to 15 business days of vacation/sick leave without reduction in compensation, during each calendar year.  Such vacation/sick leave shall be taken at such time as is consistent with the needs and policies of the Company and its subsidiaries.  All vacation days and sick leave days shall accrue annually based upon days of service.  The Company may, from time to time, adopt policies governing the disposition of unused vacation days and sick leave days remaining at the end of the Company's fiscal year; which policies may govern whether unused vacation days or sick leave days will be paid, lost, or carried over into subsequent fiscal years.

3.            Competitive Activities. During the term of Employee's employment with the Company and for one year thereafter, Employee shall not, for himself or any third party, directly or indirectly employ, solicit for employment or recommend for employment any person employed by the Company or any Related Company.  During the term of Employee's employment, she shall not, directly or indirectly as an employee, contractor, officer, director, member, partner, agent, or equity owner, engage in any activity or business that competes or could reasonably be expected to compete with the business of the Company or any Related Company.  Employee acknowledges that there is a substantial likelihood that the activities described in this Section would (a) involve the unauthorized use or disclosure of the Company's or a Related Company's Confidential Information and that use or disclosure would be extremely difficult to detect, and (b) result in substantial competitive harm to the business of the Company or a Related Company.  Employee has accepted the limitations of this Section as a reasonably practicable and unrestrictive means of preventing such use or disclosure of Confidential Information and preventing such competitive harm.

4.	Inventions/Intellectual Property/Proprietary Information

(a)           Inventions and Discoveries Belong to the Company. Any and all inventions, discoveries, improvements, or intellectual property relating to or in any way pertaining to or connected with the systems, products, apparatus, or methods employed, manufactured, constructed, or researched by the Company, or any Related Company, which Employee may conceive or make while performing services for the Company, or Related Company, (“Intellectual Property”) shall be the sole and exclusive property of the Company or Related Company.  Employee hereby irrevocably assigns and transfers to Company, or Related Company, all rights, title and interest in and to all Intellectual Property that Employee may now or in the future have under patent, copyright, trade secret, trademark or other law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration.  The Company will be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, trademarks and other similar registrations with respect to such Intellectual Property.

(i)            The obligations provided for by this Agreement, except for the requirements as to disclosure in Section 4(b), do not apply to any rights Employee may have acquired in connection with Intellectual Property for which no equipment, supplies, facility, or trade secret information of the Company or Related Company was used and which was developed entirely on the Employee’s own time and (a) which at the time of conception or reduction to practice does not relate directly or indirectly to the business of the Company or Related Company, or to the actual or demonstrable anticipated research or development activities or plans of the Company or Related Company, or (b) which does not result from any work performed by Employee for the Company or Related Company.  All Intellectual Property that (1) results from the use of equipment, supplies, facilities, or trade secret information of the Company or Related Company; (2) relates, at the time of conception or reduction to practice of the invention, to the business of the Company or Related Company, or actual or demonstrably anticipated research or development of the Company or Related Company; or (3) results from any work performed by the Employee for the Company or Related Company shall be assigned and is hereby assigned to the Company or Related Company.  The parties understand and agree that this limitation is intended to be consistent with California Labor Code, Section 2870, a copy of which is attached as Exhibit A.  If Employee wishes to clarify that something created by Employee prior to Employee’s employment by the Company that relates to the actual or proposed business of the Company is not within the scope of this Agreement, Employee has listed it on Exhibit B in a manner that does not violate any third party rights.

To the extent allowed by law, the rights assigned by Employee to the Company or Related Company includes all rights of paternity, integrity, disclosure and withdrawal, and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”).  To the extent Employee retains any such Moral Rights under applicable law, Employee hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by the Company or Related Company and agrees not to assert any Moral Rights with respect thereto.  Employee shall confirm in writing any such ratifications, consents, and agreements from time to time as requested by the Company or Related Company.

Employee agrees to execute and sign any and all applications, assignments, or other instruments which the Company may deem necessary in order to enable the Company or Related Company, at its expense, to apply for, prosecute, and obtain patents of the United States or foreign countries for the Intellectual Property, or in order to assign or convey to, perfect, maintain or vest in the Company or Related Company the sole and exclusive right, title, and interest in and to said improvements, discoveries, inventions, or patents.  If the Company or Related Company is unable after reasonable efforts to secure Employee’s signature, cooperation or assistance in accordance with the preceding sentence, whether because of Employee’s incapacity or any other reason whatsoever, Employee hereby designates and appoints the Company or Related Company or its designee as Employee’s agent and attorney-in-fact, to act on her behalf, to execute and file documents and to do all other lawfully permitted acts necessary or desirable to perfect, maintain or otherwise protect the Company’s or Related Company’s rights in the Intellectual Property.  Employee acknowledges and agrees that such appointment is coupled with an interest and is irrevocable.

(b)           Disclosure of Inventions and Discoveries.  Employee agrees to disclose promptly to the Company or Related Company all improvements, discoveries, or inventions which Employee may make solely, jointly, or commonly with others.  Employee agrees to assign and hereby assigns all right, title and interest in any such improvements, discoveries, inventions, or intellectual property to the Company or Related Company, where the rights are the property of the Company or Related Company.  This paragraph is applicable whether or not the Intellectual Property was made under the circumstances described in paragraph (a) of this Section.

Employee agrees to make such disclosures understanding that they will be received in confidence and that, among other things, they are for the purpose of determining whether or not rights to the related invention, discovery, improvement, or intellectual property is the property of the Company or Related Company.

(c)           Confidential and Proprietary Information.  During this employment with the Company, Employee will have access to trade secrets and confidential information of the Company and any Related Company.  Confidential Information means all information and ideas, in any form, relating in any manner to matters such as: products; formulas; technology and know-how; inventions; clinical trial plans and data; business plans; marketing plans; the identity, expertise, and compensation of employees and contractors; systems, procedures, and manuals; customers; suppliers; joint venture partners; research collaborators; licensees; and financial information.  Confidential Information also shall include any information of any kind, whether belonging to the Company, a Related Company, or any third party, that the Company or a Related Company has agreed to keep secret or confidential under the terms of any agreement with any third party.  Confidential Information does not include:  (i) information that is or becomes publicly known through lawful means other than unauthorized disclosure by Employee; (ii) information that was rightfully in Employee’s possession prior to this employment with the Company and was not assigned to the Company or Related Company, or was not disclosed to Employee in Employee’s capacity as an employee or other fiduciary of the Company or a Related Company; or (iii) information disclosed to Employee, after the termination of this employment by the Company, without a confidential restriction by a third party who rightfully possesses the information and did not obtain it, either directly or indirectly, from the Company or a Related Company and who is not subject to an obligation to keep such information confidential for the benefit of the Company, a Related Company, or any third party with whom the Company or a Related Company has a contractual relationship.  Employee understands and agrees that all Confidential Information shall be kept confidential by Employee both during and after this employment by the Company.  Employee further agrees that Employee will not, without the prior written approval by the Company, disclose any Confidential Information, or use any Confidential Information in any way, either during the term of this employment with the Company or at any time thereafter, except as required by the Company or a related company in the course of this employment.

5.            Termination of Employment.  Employee understands and agrees that her employment has no specific term.  This Agreement, and the employment relationship, are "at will" and may be terminated by either party with or without cause upon thirty (30) days advance written notice to the other.  Except as otherwise agreed in writing or as otherwise provided in this Agreement, upon termination of Employee's employment, the Company shall have no further obligation to Employee by way of compensation or otherwise as expressly provided in this Agreement.

(a)            Separation Benefits.  Upon termination of Employee’s employment with the Company for any reason, Employee will receive the severance benefits set forth below, but Employee will not be entitled to any other compensation, award, or damages with respect to her employment or termination of employment.

(i)            Termination for Cause, Death, Disability, or Resignation.  In the event of Employee's termination for Cause, or termination as a result of her death or Disability, or her resignation, Employee will be entitled to receive payment for all unpaid salary, accrued but unpaid bonus, if any, and vacation accrued as of the date of her termination of employment.  Employee will not be entitled to any cash severance benefits or additional vesting of any Company stock options or other equity or cash awards.

(ii)            Termination Without Cause.  In the event of Employee’s termination without Cause, she will be entitled to (A) the benefits set forth in paragraph (a)(i) of this Section, and (B) payment in an amount equal to three months' base salary which may be paid in a lump sum or, at the election of the Company, in installments consistent with the payment of Employee 's salary while employed by the Company, subject to such payroll deductions and withholdings as are required by law.

(b)            Change of Control.  In the event the Company (or any successor in interest to the Company that has assumed the Company's obligation under this Agreement) terminates Employee’s employment without Cause within twelve (12) months following a Change in Control, Employee will be entitled to (A) the benefits set forth in paragraph (a)(i) of this Section, and (B) the benefits set forth in paragraph (a)(ii) of this Section.

(c)            Release.  Any other provision of this Agreement notwithstanding, paragraphs (a)(ii) and (a)(iii) of this Section shall not apply unless the Employee (i) has executed a general release of all claims (in a form prescribed by the Company) and (ii) has returned all property of the Company and any Related Companies in the Employee's possession.

(d)            Definitions.  For purposes of this Section, the following definitions shall apply:

(i)            "Affiliated Group" means (A) a Person and one or more other Persons in control of, controlled by, or under common control with such Person; and (B) two or more Persons who, by written agreement among them, act in concert to acquire Voting Securities entitling them to elect a majority of the directors of the Company.

(ii)            "Cause" means: (A) the failure to properly perform Employee 's job responsibilities, as determined reasonably and in good faith by the Board of Directors; (B) commission of any act of fraud, gross misconduct or dishonesty with respect to the Company or any Related Company; (C) conviction of, or plea of guilty or "no contest" to any felony, or a crime involving moral turpitude; (D) breach of any provision of this Agreement or any provision of any proprietary information and inventions agreement with the Company or any Related Company; (E) failure to follow the lawful directions of the Chief Executive Officer of the Company or any Related Company; (F) chronic alcohol or drug abuse; (G) obtaining, in connection with any transaction in which the Company, Related Companies or the Company’s affiliates is a party, a material undisclosed financial benefit for herself or for any member of her immediate family or for any corporation, partnership, limited liability company, or trust in which she or any member of her immediate family owns a material financial interest; or (H) harassing or discriminating against, or participating or assisting in the harassment of or discrimination against, any employee of the Company (or a Related Company or an affiliate of the Company) based upon gender, race, religion, ethnicity, or nationality.

(iii)            "Change of Control" means (A) the acquisition of Voting Securities of the Company by a Person or an Affiliated Group entitling the holder thereof to elect a majority of the directors of the Company; provided, that an increase in the amount of Voting Securities held by a Person or Affiliated Group who on the date of this Agreement owned beneficially owned (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the regulations thereunder) more than 10% of the Voting Securities shall not constitute a Change of Control; and provided, further, that an acquisition of Voting Securities by one or more Persons acting as an underwriter in connection with a sale or distribution of such Voting Securities shall not constitute a Change of Control under this clause (A); (B) the sale of all or substantially all of the assets of the Company; or (C) a merger or consolidation of the Company with or into another corporation or entity in which the stockholders of the Company immediately before such merger or consolidation do not own, in the aggregate, Voting Securities of the surviving corporation or entity (or the ultimate parent of the surviving corporation or entity) entitling them, in the aggregate (and without regard to whether they constitute an Affiliated Group) to elect a majority of the directors or persons holding similar powers of the surviving corporation or entity (or the ultimate parent of the surviving corporation or entity); provided, however, that in no event shall any transaction described in clauses (A), (B) or (C) be a Change of Control if all of the Persons acquiring Voting Securities or assets of the Company or merging or consolidating with the Company are one or more Related Companies.

(iv)            "Disability" shall mean Employee's inability to perform the essential functions of her job responsibilities for a period of one hundred eighty (180) days in the aggregate in any twelve (12) month period.

(v)            "Person" means any natural person or any corporation, partnership, limited liability company, trust, unincorporated business association, or other entity.

(vi)            "Voting Securities" means shares of capital stock or other equity securities entitling the holder thereof to regularly vote for the election of directors (or for person performing a similar function if the issuer is not a corporation), but does not include the power to vote upon the happening of some condition or event which has not yet occurred.

6.            Turnover of Property and Documents on Termination. Employee agrees that on or before termination of her employment, she will return to the Company and all Related Companies all equipment and other property belonging to the Company and Related Companies, and all originals and copies of Confidential Information (in any and all media and formats, and including any document or other item containing Confidential Information) in Employee's possession or control, and all of the following (in any and all media and formats, and whether or not constituting or containing Confidential Information) in Employee's possession or control:  (a) lists and sources of customers; (b) proposals or drafts of proposals for any research grant, research or development project or program, marketing plan, licensing arrangement, or other arrangement with any third party; (c) reports, job or laboratory notes, specifications, and drawings pertaining to the  research, development, products, patents, and technology of the Company and any Related Companies; and (d) any and all inventions or intellectual property developed by Employee during the course of employment.

7.            Arbitration.  Except for injunctive proceedings against unauthorized disclosure of confidential information, any and all claims or controversies between the Company or any Related Company and Employee, including but not limited to (a) those involving the construction or application of any of the terms, provisions, or conditions of this Agreement; (b) all contract or tort claims of any kind; and (c) any claim based on any federal, state, or local law, statute, regulation, or ordinance, including claims for unlawful discrimination or harassment, shall be settled by arbitration in accordance with the then current Employment Dispute Resolution Rules of the American Arbitration Association.  Judgment on the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof.  The location of the arbitration shall be San Francisco, California.  Unless the parties mutually agree otherwise, the arbitrator shall be a retired judge selected from a panel provided by the American Arbitration Association, or the Judicial Arbitration and Mediation Service (JAMS).  The Company shall pay the arbitrator’s fees and costs.  Each party shall pay for its own costs and attorneys' fees, if any.  However, if any party prevails on a statutory claim which affords the prevailing party attorneys' fees, the arbitrator may award reasonable attorneys' fees and costs to the prevailing party.

 EMPLOYEE UNDERSTANDS AND AGREES THAT THIS AGREEMENT TO ARBITRATE CONSTITUTES A WAIVER OF her RIGHT TO A TRIAL BY JURY OF ANY MATTERS COVERED BY THIS AGREEMENT TO ARBITRATE.

8.            Severability. In the event that any of the provisions of this Agreement shall be held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement.  In the event that any provision relating to the time period of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period such court deems reasonable and enforceable, then the time period of restriction deemed reasonable and enforceable by the court shall become and shall thereafter be the maximum time period.

9.            Agreement Read and Understood. Employee acknowledges that she has carefully read the terms of this Agreement, that she has had an opportunity to consult with an attorney or other representative of her own choosing regarding this Agreement, that she understands the terms of this Agreement, and that she is entering this agreement of her own free will.

10.        Complete Agreement, Modification.  This Agreement is the complete agreement between the parties on the subjects contained herein and supersedes all previous correspondence, promises, representations, and agreements, if any, either written or oral.  No provision of this Agreement may be modified, amended, or waived except by a written document signed both by the Company and Employee.

11.         Governing Law.  This Agreement shall be construed and enforced according to the laws of the State of California.

12.         Assignability.  This Agreement, and the rights and obligations of the parties under this Agreement, may not be assigned by Employee.  The Company may assign any of its rights and obligations under this Agreement to any successor or surviving corporation, limited liability company, or other entity resulting from a merger, consolidation, sale of assets, sale of stock, sale of membership interests, or other reorganization, upon condition that the assignee shall assume, either expressly or by operation of law, all of the Company's obligations under this Agreement.

13.        Survival.  This Section 13 and the covenants and agreements contained in Sections 4 and 6 of this Agreement shall survive termination of this Agreement and Employee's employment.

14.        Notices.  Any notices or other communication required or permitted to be given under this Agreement shall be in writing and shall be mailed by certified mail, return receipt requested, or sent by next business day air courier service, or personally delivered to the party to whom it is to be given at the address of such party set forth on the signature page of this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 14).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

EMPLOYEE:

/s/ Karen Chapman
Karen Chapman, Ph.D.
Address:	308 Ashton Ln
Mill Valley, California 94941

COMPANY:

OncoCyte Corporation

By:	/s/ Joseph Wagner
Joseph Wagner, Ph.D.

Title:	CEO

	Address:	1301 Harbor Bay Parkway, Suite100
Alameda, California 94502

BIOTIME:

BioTime, Inc.

By:		/s/ Robert W. Peabody
Robert W. Peabody

Title:		Sr. Vice President and Chief Operating Officer

	Address:	1301 Harbor Bay Parkway, Suite100
Alameda, California 94502

EXHIBIT A

California Labor Code Section 2870.

Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

 (a)         Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of her or her rights in an invention to her or her employer shall not apply to an invention that the employee developed entirely on her or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(i)              Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

(ii)             Result from any work performed by the employee for her employer.

(b)          To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT B

PRIOR MATTERS

None